UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2005

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c). On April 22, 2005, Quest Software appointed Michael J. Lambert, age 43, as Chief Financial Officer. Mr. Lambert joined Quest Software in November 2004 as Senior Vice President, Finance, at which time Quest Software announced that Mr. Lambert was expected to assume the role of Chief Financial Officer following a transition period. M. Brinkley Morse remains with Quest Software as Senior Vice President, Corporate Development.

Prior to joining Quest, Mr. Lambert was Executive Vice President and Chief Financial Officer at Quantum Corporation (NYSE:DSS), a publicly held provider of storage solutions, from June 2001 through June 2004. From July 2000 to May 2001, Mr. Lambert was Senior Vice President and Chief Financial Officer of NerveWire, a systems integration consulting firm. From March 1996 to July 2000, Mr. Lambert worked for Lucent Technologies, most recently as Vice President and Chief Financial Officer of the InterNetworking Systems Division. From July 1993 to March 1996, Mr. Lambert was at IBM Storage Systems Division, where he held several financial management positions.

Mr. Lambert’s principal terms of employment are described in Quest Software’s offer letter. Mr. Lambert’s annual salary is currently $350,000, and Mr. Lambert is eligible to receive a discretionary annual bonus of up to $100,000. Mr. Lambert was also granted options to purchase 400,000 shares of Quest Software’s common stock in November 2004 at an exercise price of $16.03 per share. Mr. Lambert’s bonus will be determined based on the achievement of certain company-wide, business and individual goals to be determined by the Compensation Committee of Quest Software’s Board of Directors. The actual bonus payment may be less than or greater than the target amount depending on whether and the extent to which the goals upon which such bonus is based are achieved. The goals for Mr. Lambert’s bonus award generally will be based on Quest Software’s consolidated revenues, operating income, earnings per share, and such other performance criteria as may be determined by the Compensation Committee. Mr. Lambert and Quest Software have entered into Quest Software’s standard form of Indemnification Agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: April 28, 2005
	By:	J. MICHAEL VAUGHN
J. Michael Vaughn
General Counsel and Secretary